Exhibit 99.2

Contacts: Pat Sheaffer or Kevin Lycklama Riverview Bancorp, Inc. 360-693-6650

 Riverview Bancorp Announces Senior Management Promotions

Vancouver, WA – July 27, 2017 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company"), the holding company for Riverview Community Bank (the "Bank"), today announced that, as part of its multi-step leadership succession planning process, has promoted a number of senior managers at both the Company and the Bank.
"We have built a team of very experienced professionals over the years and continue to invest in our people to ensure the long-term success of our business," said Pat Sheaffer, chairman, chief executive officer and president. "I am confident the bankers who are leading our organization are some of the best in the business and are adding value to our franchise."
The following promotions and management changes are effective immediately:
•	Kevin J. Lycklama, has been promoted to EVP/Chief Operating Officer of the Bank and the Company and will be responsible for the daily operations and management of the Bank.
•
Kim J. Capeloto has been promoted to EVP/Chief Banking Officer and will be oversee the retail and commercial banking groups at the Bank, as well as lead the marketing and community outreach for the Company.

•	David Lam, has been promoted to SVP/Chief Financial Officer and will be responsible for the accounting, SEC reporting and treasury functions for the Company.
•	Patrick Sheaffer will be Chairman, CEO and President of the Company and the Bank.

Mr. Lycklama has been Executive Vice President and Chief Financial Officer of the Company since February 2008. Previously, he served as Vice President and Controller of the Bank since 2006. He holds a Bachelor of Arts degree from Washington State University, is a graduate of the Pacific Coast Banking School and is a certified public accountant.

Mr. Capeloto has been Executive Vice President and Chief Retail Banking Officer since 2010. Capeloto has over 30 years of banking experience serving as regional manager for Union Bank of California and Wells Fargo Bank directing small business and personal banking activities. Mr. Capeloto is active in numerous professional and civic organizations.

Mr. Lam has been Senior Vice President and Controller since May 2008. Prior to joining Riverview, he spent ten years in public accounting advancing to the level of audit manager. He holds a Bachelor of Arts degree from Oregon State University.  He holds a certified public accounting license from Oregon State and is a member of the Oregon Society of Certified Public Accountants and the American Institute of CPAs.
About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.13 billion, it is the parent company of the 94 year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19 branches, including 14 in the Portland-Vancouver area and three lending centers.
This press release contains statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and

RVSB press release
July 27, 2017

uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.